AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of___________, 2008, by and between Dime Community Bancshares, Inc., a savings and loan holding company organized and operating under the laws of the State of Delaware and having an office at 209 Havemeyer Street, Brooklyn, New York 11211 (“Company”) and Vincent F. Palagiano ("Mr. Palagiano").

W I T N E S S E T H :

WHEREAS, Mr. Palagiano and the Company are parties to an Employment Agreement made and entered into as of June 26, 1996 (the “Initial Effective Date”) pursuant to which Mr. Palagiano serves the Company in the capacity of Chairman of the Board and Chief Executive Officer of the Company and its wholly owned subsidiary, The Dime Savings Bank of Williamsburgh ( “Bank “); and

WHEREAS, such Agreement was amended as of January 1, 2003 (the “Prior Agreement”); and

WHEREAS, the parties desire to amend and restate the Prior Agreement for the purpose, among others, of compliance with the applicable requirements of Section 409A of the Internal  Revenue Code of 1986 (“the Code”); and

WHEREAS, the Company desires to assure for itself the continued availability of Mr. Palagiano’s services and the ability of Mr. Palagiano to perform such services with a minimum of personal distraction in the event of a pending or threatened Change in Control (as hereinafter defined); and

WHEREAS, Mr. Palagiano is willing to continue to serve the Company on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the Company and Mr. Palagiano hereby agree as follows:

1.           Representations and Warranties of the Parties.

(a)           The Company hereby represents and warrants to Mr. Palagiano that:

(i)           it has all requisite power and authority to execute, enter into and deliver this Agreement and to perform each and every one of its obligations hereunder; and

(ii)           the execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate action on the part of the Company; and

(iii)           neither the execution or delivery of this Agreement, nor the performance of or compliance with any of the terms and conditions hereof, is prevented or in any way limited by (A) any agreement or instrument to which the Company is a party or by which it is bound, or (B) any provision of law, including, without limitation, any statute, rule or regulation or any order of any court or administrative agency, applicable to the Company or its business.

(b)           Mr. Palagiano hereby represents and warrants to the Company that:

(i)           he has all requisite power and authority to execute, enter into and deliver this Agreement and to perform each and every one of his obligations hereunder; and

(ii)           neither the execution or delivery of this Agreement, nor the performance of or compliance with any of the terms and conditions hereof, is prevented or in any way limited by (A) any agreement or instrument to which he is a party or by which he is bound, or (B) any provision of law, including, without limitation, any statute, rule or regulation or any order of any court or administrative agency, applicable to him.

2.           Employment.

The Company hereby continues the employment of Mr. Palagiano, and Mr. Palagiano hereby accepts such continued employment, during the period and upon the terms and conditions set forth in this Agreement.

3.           Employment Period.

(a)           The terms and conditions of this Agreement shall be and remain in effect during the period of employment established under this section 3 (“Employment Period”).  The Employment Period shall be for an initial term of three years beginning on the Initial Effective Date and ending on the third anniversary date of the Initial Effective Date, plus such extensions, if any, as are provided pursuant to section 3(b).

(b)           Except as provided in section 3(c), beginning on the Initial Effective Date, the Employment Period shall automatically be extended for one (1) additional day each day, unless either the Company or Mr. Palagiano elects not to extend the Agreement further by giving written notice to the other party, in which case the Employment Period shall end on the third anniversary of the date on which such written notice is given.  Upon termination of Mr. Palagiano’s employment with the Company for any reason whatsoever, any daily extensions provided pursuant to this section 3(b), if not therefore discontinued, shall automatically cease.

(c)           If, prior to the date on which the Employment Period would end pursuant to section 3(a) or (b) of this Agreement, a Change in Control (as defined in section 13 of this Agreement) occurs, then the Employment Period shall be extended through and including the second anniversary of the earliest date after the effective date of such Change in Control on which either the Company or Mr. Palagiano elects, by written notice pursuant to section 3(d) of this Agreement to the non-electing party, to discontinue the Employment Period; provided, however, that this section shall not apply in the event that, prior to the Change in Control (as defined in section 13 of this Agreement), Mr. Palagiano has provided written notice to the Company of his intent to discontinue the Employment Period.

(d)           The Company or Mr. Palagiano may, at any time by written notice given to the other, elect to discontinue the daily extension of the Employment Period.  Any such notice given by the Company shall be accompanied by a certified copy of a resolution, adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of the Board duly called and held, authorizing the giving of such notice.

(e)           Notwithstanding anything herein contained to the contrary:  (i) Mr. Palagiano’s employment with the Company may be terminated during the Employment Period, in accordance with the terms and conditions of this Agreement; and (ii) nothing in this Agreement shall mandate or prohibit a continuation of Mr. Palagiano’s employment following the expiration of the Employment Period upon such terms and conditions as the Company and Mr. Palagiano may mutually agree upon.

(f)           For all purposes of this Agreement, any reference to the “Remaining Unexpired Employment Period” as of any specified date shall mean (i) prior to the occurrence of a Change in Control (as hereinafter defined) the period commencing on the date specified and ending on the later of the third anniversary of the Initial Effective Date, the third anniversary of any earlier date on which either the Company or Mr. Palagiano has elected to discontinue the daily extensions of the Employment Period, or the third anniversary of Mr. Palagiano’s termination of employment for any reason; and (ii) following a Change in Control (as hereinafter defined) a period commencing on the date specified and ending on the later of the second anniversary of the effective date of the Change in Control, the second anniversary of any earlier date following the occurrence of the Change in Control on which either Mr. Palagiano or the Company has elected to discontinue the daily extensions of the Employment Period, or the second anniversary of Mr. Palagiano’s termination of employment for any reason whatsoever.

4.           Duties.

During the Employment Period, Mr. Palagiano shall:

(a)           except to the extent allowed under section 7 of this Agreement, devote his full business time and attention to the business and affairs of the Company and use his best efforts to advance the Company’s interests;

(b)           serve as Chairman of the Board and Chief Executive Officer if duly appointed and/or elected to serve in such position; and

(c)           have such functions, duties and responsibilities not inconsistent with his title and office as may be assigned to him by or under the authority of the Board of Directors of the Company (“Board”), in accordance with organization Certificate, By-laws, Applicable Laws, Statutes and Regulations, custom and practice of the Company as in effect on the date first above written. Mr. Palagiano shall have such authority as is necessary or appropriate to carry out his assigned duties. Mr. Palagiano shall report to and be subject to direction and supervision by the Board.

(d)           none of the functions, duties and responsibilities to be performed by Mr. Palagiano pursuant to this Agreement shall be deemed to include those functions, duties and responsibilities performed by Mr. Palagiano in his capacity as director of the Company.

5.           Compensation -- Salary and Bonus.
In consideration for services rendered by Mr. Palagiano under this Agreement, the Company shall pay to Mr. Palagiano a salary at an annual rate equal to:

(a)           during the period beginning on January 1, 2009 and ending on December 31, 2009, no less than $________;

(b)           during each calendar year that begins after December 31, 2009, such amount as the Board may, in its discretion, determine, but in no event less than the rate in effect on December 31, 2009; or

(c)           for each calendar year that begins on or after a Change in Control, the product of Mr. Palagiano’s annual rate of salary in effect immediately prior to such calendar year, multiplied by the greatest of:

(i)           1.06;

(ii)           the quotient of (A) the U.S. City Average All Items Consumer Price Index for All Urban Consumers (or, if such index shall cease to be published, such other measure of general consumer price levels as the Board may, in good faith, prescribe) for October of the immediately preceding calendar year, divided by (B) the U.S. City Average All Items Consumer Price Index for All Urban Consumers (or, if such index shall cease to be published, such other measure of general consumer price levels as the Board may, in good faith, prescribe) for October of the second preceding calendar year; and

(iii)           the quotient of (A) the average annual rate of salary, determined as of the first day of such calendar year, of the officers of the Company (other than Mr. Palagiano) who are assistant vice presidents or more senior officers, divided by (B) the average annual rate of salary, determined as of the first day of the immediately preceding calendar year, of the officers of the Company (other than Mr. Palagiano) who are assistant vice presidents or more senior officers;

The salary payable under this section 5 shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices.  Nothing in this section 5 shall be construed as prohibiting the payment to Mr. Palagiano of a salary in excess of that prescribed under this section 5 or of additional cash or non-cash compensation in a form other than salary, to the extent that such payment is duly authorized by or under the authority of the Board. No portion of the compensation paid to Mr. Palagiano pursuant to this Agreement shall be deemed to be compensation received by Mr. Palagiano in his capacity as director of the Company.

6.           Employee Benefit Plans and Programs; Other Compensation.

Except as otherwise provided in this Agreement, Mr. Palagiano shall be treated as an employee of the Company and be entitled to participate in and receive benefits under the Company’s Retirement Plan, Incentive Savings Plan, group life and health (including medical and major medical) and disability insurance plans, and such other employee benefit plans and programs, including but not limited to any long-term or short-term incentive compensation plans or programs (whether or not employee benefit plans or programs), as the Company may maintain from time to time, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and with the Company’s customary practices.  Following a Change in Control, all such benefits to Mr. Palagiano shall be continued on terms and conditions substantially identical to, and in no event less favorable than, those in effect prior to the Change in Control.

7.           Board Memberships and Personal Activities.

(a)           Mr. Palagiano may serve as a member of the board of directors of such business, community and charitable organizations as he may disclose to the Board from time to time, and he may engage in personal business and investment activities for his own account; provided, however, that such service and personal business and investment activities shall not materially interfere with the performance of his duties under this Agreement.

(b)           Mr. Palagiano may also serve as an officer or director of the Bank on such terms and conditions as the Company and the Bank may mutually agree upon, and such service shall not be deemed to materially interfere with Mr. Palagiano’s performance of his duties hereunder or otherwise result in a material breach of this Agreement.  If Mr. Palagiano is discharged or suspended, or is subject to any regulatory prohibition or restriction with respect to participation in the affairs of the Bank, he shall (subject to the Company’s powers of termination hereunder) continue to perform services for the Company in accordance with this Agreement but shall not directly or indirectly provide services to or participate in the affairs of the Bank in a manner inconsistent with the terms of such discharge or suspension or any applicable regulatory order.

8.           Working Facilities and Expenses.

Mr. Palagiano’s principal place of employment shall be at the Company’s executive offices at the address first above written, or at such other location in the New York metropolitan area as determined by the Board.  The Company shall provide Mr. Palagiano, at his principal place of employment, with a private office, stenographic services and other support services and facilities suitable to his position with the Company and necessary or appropriate in connection with the performance of his assigned duties under this Agreement.  The Company shall provide Mr. Palagiano with an automobile suitable to his position with the Company in accordance with its prior practices, and such automobile shall be used by Mr. Palagiano in carrying out his duties under this Agreement, including commuting between his residence and his principal place of employment.  The Company shall (i) reimburse Mr. Palagiano for the cost of maintenance and servicing such automobile and, for instance, gasoline and oil for such automobile; (ii) reimburse Mr. Palagiano for his ordinary and necessary business expenses, incurred in the performance of his duties under this Agreement (including but not limited to travel and entertainment expenses); and (iii) reimburse Mr. Palagiano for fees for memberships in such clubs and organizations as Mr. Palagiano and the Company and such other expenses as Mr. Palagiano and the Company shall mutually agree are necessary and appropriate for business purposes, upon presentation to the Company of an itemized account of such expenses in such form as the Company may reasonably require, each such reimbursement payment to be made promptly following receipt of the itemized account and in any event not later than the last day of the year following the year in which the expense was incurred.  Mr. Palagiano shall be entitled to no less than four (4) weeks of paid vacation during each year in the Employment Period.  Mr. Palagiano shall be responsible for the payment of any taxes on account of his personal use of the automobile provided by the Company and on account of any other benefit provided herein.

9.           Termination Giving Rise to Severance Benefits.
(a)           In the event that Mr. Palagiano’s employment with the Company shall terminate during the Employment Period other than on account of:

(i)           a Termination for Cause (within the meaning of section 12(a) of this Agreement);

(ii)           a voluntary resignation by Mr. Palagiano other than a Resignation for Good Reason (within the meaning of section 12(b) of this Agreement);

(iii)           a termination on account of Mr. Palagiano’s death; or

(iv)           a termination after both of the following conditions exist: (A) Mr. Palagiano has been absent from the full-time service of the Company on account of his Disability (as defined in section 11(b) of this Agreement) for at least six (6) consecutive months; and (B) Mr. Palagiano shall have failed to return to work in the full-time service of the Company within thirty (30) days after written notice requesting such return is given to Mr. Palagiano by the Company;

then the Company shall provide to Mr. Palagiano the benefits and pay to Mr. Palagiano the amounts provided under section 9(b) of this Agreement.

(b)           In the event that Mr. Palagiano’s employment with the Company shall terminate under circumstances described in section 9(a) of this Agreement, the following benefits and amounts shall be paid or provided to Mr. Palagiano (or, in the event of his death, to his estate), in accordance with section 30, on his termination of employment:

(i)           his earned but unpaid salary as of the date of the termination of his employment with the Company, payable when due but in no event later than thirty (30) days following his termination of employment with the Company;

(ii)           (A) the benefits, if any, to which Mr. Palagiano and his family and dependents are entitled as a former employee, or family or dependents of a former employee, under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Company’s officers and employees, in accordance with the terms of such plans and programs in effect on the date of his termination of employment, or if his termination of employment occurs after a Change in Control, on the date of his termination of employment or on the date of such Change in Control, whichever results in more favorable benefits as determined by Mr. Palagiano, where credit is given for three additional years of service and age in determining eligibility and benefits for any plan and program where age and service are relevant factors, and (B) payment for all unused vacation days and floating holidays in the year in which his employment is terminated, at his highest annual rate of salary for such year;

(iii)           continued group life, health (including hospitalization, medical and major medical, dental, accident and long-term disability insurance benefits), in addition to that provided pursuant to section 9(b)(ii) of this Agreement and after taking into account the coverage provided by any subsequent employer, if and to the extent necessary to provide Mr. Palagiano and his family and dependents for a period of three years following termination of employment, coverage identical to and in any event no less favorable than the coverage to which they would have been entitled under such plans (as in effect on the date of his termination of employment, or, if his termination of employment occurs after a Change in Control, on the date of his termination of employment or during the one-year period ending on the date of such Change in Control, whichever results in more favorable benefits as determined by Mr. Palagiano) if he had continued working for the Company during the Remaining Unexpired Employment Period at the highest annual rate of compensation (assuming, if a Change in Control has occurred, that the annual increases under section 5(c) would apply) under the Agreement;

(iv)           a lump sum payment in an amount equal to the present value of the salary and the bonus that Mr. Palagiano would have earned if he had worked for the Company during the Remaining Unexpired Employment Period at the highest annual rate of salary (assuming, if a Change in Control has occurred, that the annual increases under section 5(c) would apply) and the highest bonus as a percentage of the rate of salary provided for under this Agreement, where such present value is to be determined using a discount rate of six percent (6%) per annum, compounded, in the case of salary, with the frequency corresponding to the Company’s regular payroll periods with respect to its officers, and, in the case of bonus, annually;

(v)           a lump sum payment in an amount equal to the excess, if any, of: (A) the present value of the benefits to which he would be entitled under any defined benefit plans maintained by, or covering employees of, the Company (including any “excess benefit plan” within the meaning of section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or other special or supplemental plan) as in effect on the date of his termination, if he had worked for the Company during the Remaining Unexpired Employment Period at the highest annual rate of compensation (assuming, if a Change in Control has occurred, that the annual increases under section 5(c) would apply) under the Agreement and been fully vested in such plan or plans and had continued working for the Company during the Remaining Unexpired Employment Period, such benefits to be determined as of the date of termination of employment by adding to the service actually recognized under such plans an additional period equal to the Remaining Unexpired Employment Period and by adding to the compensation recognized under such plans for the year in which termination of employment occurs all amounts payable under sections 9(b)(i), (iv) and (vii), over (B) the present value of the benefits to which he is actually entitled under any such plans maintained by, or covering employees of, the Company as of the date of his termination where  such present values are to be determined using a discount rate of six percent (6%) per annum, compounded monthly, and the mortality tables prescribed under section 72 of the Internal Revenue Code of 1986 (“Code”); provided, however, that if payments are made under this section 9(b)(v) as a result of this section deeming otherwise unvested amounts under such defined benefit plans to be vested, the payments, if any, attributable to such deemed vesting shall be paid in the same form, and paid at the same time, and in the same manner, as benefits under the corresponding non-qualified plan;

(vi)           a lump sum payment in an amount equal to the excess, if any, of (A) the present value of the benefits attributable to the Company’s contribution to which he would be entitled under any defined contribution plans maintained by, or covering employees of, the Company (including any “excess benefit plan” within the meaning of section 3(36) of ERISA, or other special or supplemental plan) as in effect on the date of his termination, if he had worked for the Company during the Remaining Unexpired Employment Period at the highest annual rate of compensation (assuming, if a Change in Control has occurred, that the annual increases under section 5(c) would apply) under the Agreement, and made the maximum amount of employee contributions, if any, required or permitted under such plan or plans, and been eligible for the highest rate in matching contributions under such plan or plans during the Remaining Unexpired Employment Period which is prior to Mr. Palagiano’s termination of employment with the Company, and been fully vested in such plan or plans, over (B) the present value of the benefits attributable to the Company’s contributions to which he is actually entitled under such plans as of the date of his termination of employment with the Company, where such present values are to be determined using a discount rate of six percent (6%) per annum, compounded with the frequency corresponding to the Company’s regular payroll periods with respect to its officers; provided, however, that if payments are made under this section 9(b)(vi) as a result of this section deeming otherwise unvested amounts under such defined contribution plans to be vested, the payments, if any, attributable to such deemed vesting shall be paid in the same form, and paid at the same time, and in the same manner, as benefits under the corresponding non-qualified plan;

(vii)           the payments that would have been made to Mr. Palagiano under any incentive compensation plan maintained by, or covering employees of, the Company (other than bonus payments to which section 9(b)(iv) of this Agreement is applicable) if he had continued working for the Company during the Remaining Unexpired Employment Period and had earned an incentive award in each calendar year that ends during the Remaining Unexpired Employment Period in an amount equal to the product of (A) the maximum percentage rate of compensation at which an award was ever available to Mr. Palagiano under such incentive compensation plan, multiplied by (B) the compensation that would have been paid to Mr. Palagiano during each calendar year at the highest annual rate of compensation (assuming, if a Change in Control has occurred, that the annual increases under section 5(c) would apply) under the Agreement, such payments to be made at the same time and in the same manner as payments are made to other officers of the Company pursuant to the terms of such incentive compensation plan; provided, however, that payments under this section 9(b)(vii) shall not be made to Mr. Palagiano for any year on account of which no payments are made to any of the Company’s officers under any such incentive compensation plan; and

(viii)                      the benefits to which Mr. Palagiano is entitled under the Company’s Supplemental Executive Retirement Plan (or other excess benefits plan with the meaning of section 3(36) of ERISA or other special or supplemental plan) shall be paid to him in a lump sum, where such lump sum is computed using the mortality tables under the Company’s tax-qualified pension plan and a discount rate of 6% per annum.  If the amount may be increased by a subsequent Change in Control, any additional payment shall be made at the time and in the form provided under the relevant plan, or, if no such time or form is provided, upon the first of the following events to occur on or after the date of such Change in Control: a change in control event (within the meaning of Treasury Regulation section 1.409A-3(i)(5)) with respect to Mr. Palagiano, Mr. Palagiano’s separation from service (within the meaning of section 1.409A-1(h)), Mr. Palagiano’s death or Mr. Palagiano’s disability (within the meaning of Treasury Regulation section 1.409A-3(i)(4)).  From the date of such Change of Control until the date of payment, any additional payment so deferred shall be held in trust for Mr. Palagiano, the terms of which trust shall be those set forth in section 30.

(c)           Mr. Palagiano shall not be required to mitigate the amount of any payment provided for in this section 9 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this section 9 be reduced by any compensation earned by Mr. Palagiano as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Mr. Palagiano to the Company, or otherwise except as specifically provided in section 9(b) (iii) of this Agreement or except as provided in section 28 to avoid duplication of payments.  The Company and Mr. Palagiano hereby stipulate that the damages which may be incurred by Mr. Palagiano as a consequence of any such termination of employment are not capable of accurate measurement as of the date first above written and that the benefits and payments provided for in this Agreement constitute a reasonable estimate under the circumstances of all damages sustained as a consequence of any such termination of employment, other than damages arising under or out of any stock option, restricted stock or other non-qualified stock acquisition or investment plan or program, it being understood and agreed that this Agreement shall not determine the measurement of damages under any such plan or program in respect of any termination of employment.

10.           Termination Without Severance Benefits.

In the event that Mr. Palagiano’s employment with the Company shall terminate during the Employment Period on account of:

(a)           Termination for Cause (within the meaning of section 12(a) of this Agreement);

(b)           voluntary resignation by Mr. Palagiano other than a Resignation for Good Reason (within the meaning of section 12(b) of this Agreement); or

(c)           Mr. Palagiano’s death;

then the Company shall have no further obligations under this Agreement, other than the payment to Mr. Palagiano (or, in the event of his death, to his estate) of his earned but unpaid salary as of the date of the termination of his employment, and the provision of such other benefits, if any, to which he is entitled as a former employee under the Company’s employee benefit plans and programs and compensation plans and programs and payment for all unused vacation days and floating holidays in the year in which his employment is terminated, at his highest annual salary for such year.

11.           Death and Disability.

(a)           Death.  If Mr. Palagiano’s employment is terminated by reason of Mr. Palagiano’s death during the Employment Period, this Agreement shall terminate without further obligations to Mr. Palagiano’s legal representatives under this Agreement, other than for payment of amounts and provision of benefits under sections 9(b) (i) and (ii); provided, however, that if Mr. Palagiano dies while in the employment of the Company, his designated beneficiary(ies) shall receive a death benefit, payable through life insurance or otherwise, which is the equivalent on a net after-tax basis of the death benefit payable under a term life insurance policy, with a stated death benefit of three times Mr. Palagiano’s then Annual Base Salary.

(b)           Disability.  If Mr. Palagiano’s employment is terminated by reason of Mr. Palagiano’s Disability as defined in section 11(c) during the Employment Period, this Agreement shall terminate without further obligations to Mr. Palagiano, other than for payment of amounts and provision of benefits under section 9(b) (i) and (ii); provided, however, that in the event of Mr. Palagiano’s Disability while in the employment of the Company, the Company will pay to him, in accordance with section 30, a lump sum amount equal to three times his then annual base salary.

(c)           For purposes of this Agreement, “Disability” shall be defined in accordance with the terms of the Company’s long term disability policy.

(d)           Payments under this section 11 shall be made upon Mr. Palagiano’s death or termination due to Disability.

12.           Definition of Termination for Cause and Resignation for Good Reason.

(a)           Mr. Palagiano’s termination of employment with the Company shall be deemed a “Termination for Cause” if such termination occurs upon:

(i)           Mr. Palagiano’s willful and continued failure to substantially perform his duties with the Company (other than any failure resulting from incapacity due to physical or mental illness or any actual or anticipated failure following notice by Mr. Palagiano of an intended Resignation for Good Reason) after a written demand for substantial performance is delivered to him by the Board, which demand specifically identifies the manner in which the Board believes Mr. Palagiano has not substantially performed his duties, and the failure to cure such breach within sixty (60) days following written notice thereof from the Company; or

(ii)           the intentional and willful engaging in dishonest conduct in connection with his performance of services for the Company resulting in his conviction of or plea of guilty or nolo contendere to a felony, fraud, personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), or final cease-and-desist order.

No act, or failure to act, on Mr. Palagiano’s part shall be deemed willful unless done, or omitted to be done, not in good faith and without reasonable belief that such action or omission was in the best interest of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the written advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Mr. Palagiano in good faith and in the best interests of the Company.  Notwithstanding the foregoing, no termination of Mr. Palagiano’s employment shall be a Termination for Cause unless there shall have been delivered to Mr. Palagiano a copy of a resolution duly adopted by the affirmative vote of a majority of the Board of Directors (or, following a Change in Control, an affirmative vote of three-quarters of the Board of Directors) at a meeting of the Board called and held for such purpose (after reasonable notice to Mr. Palagiano and an opportunity for Mr. Palagiano, together with his counsel, to be heard before the Board) finding that in good faith opinion of the Board circumstances described in section 12(a) (i) or (ii) exist and specifying the particulars thereof in detail.

(b)           Mr. Palagiano’s termination of employment with the Company shall be deemed a Resignation for Good Reason if such termination occurs following any one or more of the following events:

(i)           (A) the assignment to Mr. Palagiano of any duties inconsistent with Mr. Palagiano’s status as Chairman of the Board and Chief Executive Officer of the Company or (B) a substantial adverse alteration in the nature or status of Mr. Palagiano’s responsibilities from those in effect immediately prior to the alteration;

(ii)           a reduction by the Company in Mr. Palagiano’s annual base salary as in effect on the date first above written or as the same may be increased from time to time, unless such reduction was mandated at the initiation of any regulatory authority having jurisdiction over the Company;

(iii)           the relocation of the Company’s principal executive offices to a location outside the New York metropolitan area or the Company’s requiring Mr. Palagiano to be based anywhere other than the Company’s principal executive offices except for required travel on the Company’s business to an extent substantially consistent with Mr. Palagiano’s business travel obligations at the date first above written;

(iv)           the failure by the Company, without Mr. Palagiano’s consent, to pay to Mr. Palagiano, within seven (7) days of the date when due, (A) any portion of his compensation, or (B) any portion of an installment of deferred compensation under any deferred compensation program of the Company;

(v)           the failure by the Company to continue in effect any compensation plan in which Mr. Palagiano participates on or after January 1, 2003 which is material to his total compensation, including but not limited to the Retirement Plan and the Company’s Incentive Savings Plan or any substitute plans unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue his participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of his participation relative to other participants, unless such failure is the result of action mandated at the initiation of any regulatory authority having jurisdiction over the Company;

(vi)           the failure by the Company to continue to provide Mr. Palagiano with benefits substantially similar to those enjoyed by Mr. Palagiano as of January 1, 2003 under the Retirement Plan and the Company’s Incentive Savings Plan or under any of the Company’s life, health (including hospitalization, medical and major medical), dental, accident, and long-term disability insurance benefits, in which Mr. Palagiano is participating, or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Mr. Palagiano of the number of paid vacation days to which he is entitled, on the basis of years of service with the Company, rank or otherwise, in accordance with the Company’s normal vacation policy, unless such failure is the result of action mandated at the initiation of any regulatory authority having jurisdiction over the Company;

(vii)           the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in section 15(a) of this Agreement;

(viii)                      any purported termination of employment by the Company which is not effected pursuant the provisions of section 12(a) regarding Termination for Cause or on account of Disability;

(ix)           a material breach of this Agreement by the Company, which the Company fails to cure within thirty (30) days following written notice thereof from Mr. Palagiano;

(x)           a requirement that Mr. Palagiano report to any person or group other than the Board.

13.           Definition of Change in Control; Payment in the Event of a Change in Control.

(a)           For purposes of this Agreement, a Change in Control of the Company shall mean:

(i)           the occurrence of any event upon which any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than (A) a trustee or other fiduciary holding securities under an employee benefit plan maintained for the benefit of employees of the Company; (B) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (C) Mr. Palagiano, or any group otherwise constituting a person in which Mr. Palagiano is a member, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities issued by the Company representing 25% or more of the combined voting power of all of the Company’s then outstanding securities; or

(ii)           the occurrence of any event upon which the individuals who on the Initial Effective Date are members of the Board, together with individuals (other than any individual designated by a person who has entered into an agreement with the Company to effect a transaction described in section 13(a) or 13(c) of this Agreement) whose election by the Board or nomination for election by the Company’s stockholders was approved by the affirmative vote of at least two-thirds of the members of Board then in office who were either members of the Board on  the Initial Effective Date or whose nomination or election was previously so approved cease for any reason to constitute a majority of the members of the Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

(iii)           (A)           the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation following which both of the following conditions are satisfied:

(1)           either (I) the members of the Board of the Company immediately prior to such merger or consolidation constitute at least a majority of the members of the governing body of the institution resulting from such merger or consolidation; or (II) the shareholders of the Company own securities of the institution resulting from such merger or consolidation representing 80% or more of the combined voting power of all such securities then outstanding in substantially the same proportions as their ownership of voting securities of the Company before such merger or consolidation; and

(2)           the entity which results from such merger or consolidation expressly agrees in writing to assume and perform the Company’s obligations under this Agreement; or

(B)           the shareholders of the Company approve either a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets; and

(iv)           any event which would be described in section 13(a)(i), (ii) or (iii) if the term “Bank” were substituted for the term “Company” therein. Such event shall be deemed to be a Change in Control under the relevant provision of section 13(a)(i), (ii) or (iii).

It is understood and agreed that more than one Change in Control may occur at the same or different times during the Employment Period and that the provisions of this Agreement shall apply with equal force and effect with respect to each such Change in Control.

(b)           Upon the occurrence during the Employment Period of a Change in Control, the Company shall pay the following sums into a trust for the benefit of Mr. Palagiano:

(i)           a lump sum amount equal to the aggregate amount that would be payable to Mr. Palagiano under sections 9(b)(i), (iv), (v), (vi), (vii) and (viii) of this Agreement computed as if Mr. Palagiano had terminated employment in a Resignation for Good Reason on the date of the Change in Control but as if no Change in Control had occurred; plus

(ii)           a lump sum amount equal to the present value of the excess of:

(A)           a single life annuity, payable commencing immediately, in an amount equal to 26-2/3% of the aggregate base salary and annual bonus for the period of thirty-six consecutive calendar months of employment during the final 120 months of employment that yields the highest aggregate figure; over

(B)           the aggregate single life annuity benefits, payable commencing immediately under any qualified and non-qualified defined benefit plans of the Company or the Bank.

where base salary shall be determined without regard to pre-tax or after-tax deductions for benefits under sections 401(k), 401(m), 125 or 132(f) of the Code or otherwise and value shall be determined using the mortality table prescribed under section 72 of the Code and a discount rate of 6% per annum compounded annually.

Such payments shall be paid to the trust whether or not Mr. Palagiano's employment has terminated. The entire amount in the trust shall be paid to Mr. Palagiano on the first day of the seventh month following his separation from service within the meaning of section 409A of the Code.  The terms of the trust shall be those set forth in section 30.  The Company may require, as a condition of its obligation to make such payments, that Mr. Palagiano execute and deliver to the Company a release, in such form and manner as the Company may reasonably require, relieving the Bank of any obligation it might then have, whether pursuant to an employment contract or otherwise, to pay severance benefits to Mr. Palagiano in connection with a subsequent termination of employment.  Such a release shall not relieve the Bank of any obligation that it may have to provide for Mr. Palagiano and his family and dependents the accrued post-termination benefits to which they are entitled under any compensation or benefit plan or program of the Bank.

14.           No Effect on Employee Benefit Plans or Programs.

Except as expressly provided in this Agreement, the termination of Mr. Palagiano’s employment during the Employment Period or thereafter, whether by the Company or by Mr. Palagiano, shall have no effect on the rights and obligations of the parties hereto under the Company’s or the Bank’s Retirement Plan and the Company’s Incentive Savings Plan, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs (whether or not employee benefit plans or programs) and, following the conversion of the Company to stock form, any stock option and appreciation rights plan, employee stock ownership plan and restricted stock plan, as may be maintained by, or cover employees of, the Company from time to time.

15.           Successors and Assigns.

(a)           The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be deemed to constitute a material breach of the Company’s obligations under this Agreement.

(b)           This Agreement will inure to the benefit of and be binding upon Mr. Palagiano, his legal representatives and testate or intestate distributees, and the Company, their respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the respective assets and business of the Company may be sold or otherwise transferred.

16.           Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to Mr. Palagiano:

[Home address.]

If to the Company:

Dime Community Bancshares, Inc.

209 Havemeyer Street

Brooklyn, New York 11211

Attention: Corporate Secretary

with a copy to:

Thacher Proffitt & Wood LLP

Two World Financial Center

New York, New York 10281

Attention: W. Edward Bright, Esq.

17.           Indemnification and Attorneys’ Fees.

The Company shall pay to or on behalf of Mr. Palagiano all reasonable costs, including legal fees, incurred by him in connection with or arising out of his consultation with legal counsel or in connection with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement; provided, however, that this section 17 shall not obligate the Company to pay costs and legal fees on behalf of Mr. Palagiano under this Agreement in excess of $50,000.  Any payment or reimbursement to effect such indemnification shall be made no later than the last day of the calendar year following the calendar year in which Mr. Palagiano incurs the expense or, if later, within sixty (60) days after the settlement or resolution that gives rise to Mr. Palagiano’s right to reimbursement; provided, however, that Mr. Palagiano shall have submitted to the Company documentation supporting such expenses at such time and in such manner as the Company may reasonably require.

18.           Excise Tax Indemnification.

(a)           If Mr. Palagiano’s employment terminates under circumstances entitling him (or in the event of his death, his estate) to the Additional Termination Entitlements, the Company shall pay to Mr. Palagiano (or in the event of his death, his estate) an additional amount intended to indemnify him against the financial effects of the excise tax imposed on excess parachute payments under section 280G of the Code (the “Tax Indemnity Payment”).  The Tax Indemnity Payment shall be determined under the following formula:

X      =        E x P

1-[(FI x (1-SLI)) + SLI + E + M]

where

E	=	the percentage rate at which an excise tax is assessed under section 4999 of the Code;

P	=	the amount with respect to which such excise tax is assessed, determined without regard to this section 16;

FI	=	the highest marginal rate of income tax applicable to Mr. Palagiano under the Code for the taxable year in question;

SLI	=	the sum of the highest marginal rates of income tax applicable to Mr. Palagiano under all applicable state and local laws for the taxable year in question; and

M	=	the highest marginal rate of Medicare tax applicable to Mr. Palagiano under the Code for the taxable year in question.

Such computation shall be made at the expense of the Company by a member of the firm of Thacher Proffitt & Wood, or by an attorney or a firm of independent certified public accountants selected by Mr. Palagiano and reasonably satisfactory to the Company (the “Tax Advisor”) and shall be based on the following assumptions: (i) that a change in ownership, a change in effective ownership or control, or a change in ownership of a substantial portion of assets, of the Bank or the Company has occurred within the meaning of section 280G of the Code (a “280G Change of Control”); (ii) that all direct or indirect payments made to or benefits conferred upon Mr. Palagiano on account of his termination of employment are “parachute payments” within the meaning of section 280G of the Code; and (iii) that no portion of such payments is reasonable compensation for services rendered prior to Mr. Palagiano’s termination of employment.

(b)           With respect to any payment that is presumed to be a parachute payment for purposes of section 280G of the Code, the Tax Indemnity Payment shall be made to Mr. Palagiano on the earlier of the date the Company, the Bank or any direct or indirect subsidiary or affiliate of the Company or the Bank is required to withhold such tax or the date the tax is required to be paid by Mr. Palagiano, unless, prior to such date, the Company delivers to Mr. Palagiano the written opinion, in form and substance reasonably satisfactory to Mr. Palagiano, of the Tax Advisor or of an attorney or firm of independent certified public accountants selected by the Company and reasonably satisfactory to Mr. Palagiano, to the effect that Mr. Palagiano has a reasonable basis on which to conclude that (i) no 280G Change in Control has occurred, or (ii) all or part of the payment or benefit in question is not a parachute payment for purposes of section 280G of the Code, or (iii) all or a part of such payment or benefit constitutes reasonable compensation for services rendered prior to the 280G Change of Control, or (iv) for some other reason which shall be set forth in detail in such letter, no excise tax is due under section 4999 of the Code with respect to such payment or benefit (the “Opinion Letter”). If the Company delivers an Opinion Letter, the Tax Advisor shall recompute, and the Company shall make, the Tax Indemnity Payment in reliance on the information contained in the Opinion Letter.

(c)           In the event that Mr. Palagiano’s liability for the excise tax under section 4999 of the Code for a taxable year is subsequently determined to be different than the amount with respect to which the Tax Indemnity Payment is made, Mr. Palagiano or the Company, as the case may be, shall pay to the other party at the time that the amount of such excise tax is finally determined, an appropriate amount, plus interest, such that the payment made under section 18(b), when increased by the amount of the payment made to Mr. Palagiano under this section 18(c), or when reduced by the amount of the payment made to the Company under this section 18(c), equals the amount that should have properly been paid to Mr. Palagiano under section 18(a).  The interest paid to the Company under this section 18(c) shall be determined at the rate provided under section 1274(b)(2)(B) of the Code.  The payment made to Mr. Palagiano shall include such amount of interest as is necessary to satisfy any interest assessment made by the Internal Revenue Service and an additional amount equal to any monetary penalties assessed by the Internal Revenue Service on account of an underpayment of the excise tax.  To confirm that the proper amount, if any, was paid to Mr. Palagiano under this section 18, Mr. Palagiano shall furnish to the Company a copy of each tax return which reflects a liability for an excise tax, at least 20 days before the date on which such return is required to be filed with the Internal Revenue Service. Nothing in this Agreement shall give the Company any right to control or otherwise participate in any action, suit or proceeding to which Mr. Palagiano is a party as a result of positions taken on his federal income tax return with respect to his liability for excise taxes under section 4999 of the Code.  Any payment pursuant to this section 18(c) shall in any case be made no later than the last day of the calendar year following the calendar year in which any additional taxes for which the Tax Indemnity Payment is to be made are remitted to the Internal Revenue Service.

19.           Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

20.           Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition.  A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against who its enforcement is sought.  Any waiver or relinquishment of such right or power at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

21.           Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

22.           Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to conflicts of law principles.

23.           Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.  Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

24.           Entire Agreement; Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, including the Employment Agreement dated June 26, 1996 between the Bank and Mr. Palagiano, as amended.  No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto; provided, however, that this Agreement shall be subject to amendment in the future in such manner as the Company shall reasonably deem necessary or appropriate to effect compliance with Section 409A of the Code and the regulations thereunder, and to avoid the imposition of penalties and additional taxes under Section 409A of the Code, it being the express intent of the parties that any such amendment shall not diminish the economic benefit of the Agreement to Mr. Palagiano on a present value basis.

25.           Arbitration Clause.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in New York, New York, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; the expense of such arbitration shall be borne by the Company.

26.           Provisions of Law.

Notwithstanding anything herein contained to the contrary, any payments to Mr. Palagiano by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and any regulations promulgated thereunder.

27.           Guarantee.

The Company hereby agrees to guarantee the payment by the Bank of any benefits and compensation to which Mr. Palagiano is or may be entitled to under the terms and conditions of the employment agreement dated as of  the _______ day of _______, 2008 between the Bank and Mr. Palagiano, a copy of which is attached hereto as Exhibit A.

28.           Non-duplication.

In the event that Mr. Palagiano shall perform services for the Bank or any other direct or indirect subsidiary of the Company, any compensation or benefits provided to Mr. Palagiano by such other employer shall be applied to offset the obligations of the Company hereunder, it being intended that this Agreement set forth the aggregate compensation and benefits payable to Mr. Palagiano for all services to the Company and all of its direct or indirect subsidiaries.

29.           Waiver of Prior Rights.

Mr. Palagiano hereby permanently and irrevocably waives any right that he now has or may have had to collect termination benefits under the Amended and Restated Employment Agreement between the Company and Mr. Palagiano made and entered into as of June 26, 1996, as amended, or the Amended and Restated Employment Agreement between the Bank and Mr. Palagiano made and entered into as of June 26, 1996, as amended, by virtue of any act, omission, fact, event or circumstance whatsoever, whether or not known to Mr. Palagiano, that occurred or was in existence on December 31, 2002, including but not limited to the cessation of benefit accruals under the qualified and non-qualified defined benefit plans of the Company and the Bank and the renegotiation of the outstanding securities acquisition loan under the Company's Employee Stock Ownership Plan.  The Bank shall be a third party beneficiary of this Agreement with full powers to enforce the waiver contained herein for its benefit.

30.           Compliance with Section 409A of the Code.

Mr. Palagiano and the Company acknowledge that each of the payments and benefits promised to Mr. Palagiano under this Agreement must either comply with the requirements of Section 409A of the Code ("Section 409A") and the regulations thereunder or qualify for an exception from compliance.  To that end, Mr. Palagiano and the Company agree that:

(a)           the expense reimbursements described in Section 8 and legal fee reimbursements described in Section 17 are intended to satisfy the requirements for a "reimbursement plan" described in Treasury Regulation section 1.409A-3(i)(1)(iv)(A) and shall be administered to satisfy such requirements;

(b)           the payment described in Section 9(b)(i) is intended to be excepted from compliance with Section 409A pursuant to Treasury Regulation section 1.409A-1(b)(3) as payment made pursuant to the Company’s customary payment timing arrangement;

(c)           the benefits and payments described in Section 9(b)(ii) are expected to comply with or be excepted from compliance with Section 409A on their own terms;

(d)           the welfare benefits provided in kind under section 9(b)(iii) are intended to be excepted from compliance with Section 409A as welfare benefits pursuant to Treasury Regulation Section 1.409A-1(a)(5) and/or as benefits not includible in gross income; and

(e) the Tax Indemnity Payment provided under section 18 is intended to satisfy the requirements for a “tax gross-up payment” described in Treasury Regulation section 1.409A-3(i)(1)(v).

In the case of a payment that is not excepted from compliance with Section 409A, and that is not otherwise designated to be paid immediately upon a permissible payment event within the meaning of Treasury Regulation Section 1.409A-3(a), the payment shall not be made prior to, and shall, if necessary, be deferred (with interest at the annual rate of 6%, compounded monthly from the date of Mr. Palagiano’s termination of employment to the date of actual payment) to and paid on the later of the date sixty (60) days after Mr. Palagiano’s earliest separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) and, if Mr. Palagiano is a specified employee (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of his separation from service, the first day of the seventh month following Mr. Palagiano’s separation from service.  Each amount payable under this plan that is required to be deferred beyond Mr. Palagiano’s separation from service, shall be deposited on the date on which, but for such deferral, the Company would have paid such amount to Mr. Palagiano, in a grantor trust which meets the requirements of Revenue Procedure 92-65 (as amended or superseded from time to time), the trustee of which shall be a financial institution selected by the Company with the approval of Mr. Palagiano (which approval shall not be unreasonably withheld or delayed), pursuant to a trust agreement the terms of which are approved by Mr. Palagiano (which approval shall not be unreasonably withheld or delayed) (the “Rabbi Trust”), and payments made shall include earnings on the investments made with the assets of the Rabbi Trust, which investments shall consist of short-term investment grade fixed income securities or units of interest in mutual funds or other pooled investment vehicles designed to invest primarily in such securities.  Furthermore, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section  409A.

31.           Compliance with the Emergency Economic Stabilization Act of 2008.

In the event the Company issues any debt or equity to the United States Treasury ("UST") pursuant to the Capital Purchase Program (the "CPP") implemented under the Emergency Economic Stabilization Act of 2008 ("EESA"), the following provisions shall take precedence over any contrary provisions of this Agreement or any other compensation or benefit plan, program, agreement or arrangement in which Mr. Palagiano participates:

(a)           Mr. Palagiano shall repay to the Company any bonus or incentive compensation paid to Mr. Palagiano while (i) Mr. Palagiano is a senior executive officer (within the meaning of 31 C.F.R. Part 30) ("Senior Executive Officer") and (ii) the UST holds any debt or equity interest in the Company acquired under the CPP (such period, the "CPP Compliance Period"), if and to the extent that such bonus or incentive compensation was paid on the basis of a statement of earnings, gains, or other criteria (each, a "Performance Criterion," and in the aggregate, "Performance Criteria") that are later proven to be materially inaccurate.  A Performance Criterion shall be proven to be materially inaccurate if so determined by a court of competent jurisdiction or in the written opinion of an independent attorney or firm of certified public accountants selected by the Company and approved by Mr. Palagiano (which approval shall not be unreasonably withheld or delayed), which determination shall both state the accurate Performance Criterion and that the difference between the accurate Performance Criterion and the Performance Criterion on which the payment was based is material (a "Determination").  Upon receipt of a Determination, the Company may supply to Mr. Palagiano a copy of the Determination, a computation of the bonus or other incentive compensation that would have been payable on the basis of the accurate Performance Criterion set forth in the Determination (the "Determination Amount") and a written demand for repayment of the amount (if any) by which the bonus or incentive compensation actually paid exceeded the Determination Amount.

(b)           (i)           If Mr. Palagiano's employment terminates in an “applicable severance from employment” (within the meaning of 31 C.F.R. Part 30) while (A) Mr. Palagiano is a Senior Executive Officer, and (B) the UST holds a debt or equity interest in the Company issued under the CPP, then payments to Mr. Palagiano that are contingent on such applicable severance from employment and designated to be paid during the CPP Compliance Period shall be limited, if necessary, to the maximum amount which may be paid without causing any amount paid to be an "excess parachute payment" within the meaning of section 280G(b)(1) of the Code, as modified by section 280G(e) of the Code, referred to as a "golden parachute payment" under 31 C.F.R. Part 30 (the "Maximum Payment Amount").  Any reduction in payments required to achieve such limit shall be applied to all payments otherwise due hereunder in the reverse chronological order of their payment dates, and where multiple payments are due on the same date, the reduction shall be apportioned ratably among the affected payments.  The required reduction (if any) shall be determined in writing by an independent attorney or firm of certified public accountants selected by the Company and approved by Mr. Palagiano (which approval shall not be unreasonably withheld or delayed).

(ii)           To the extent not prohibited by law, the aggregate amount by which payments designated to be paid during the CPP Compliance Period are reduced pursuant to section 31(b)(i) (the "Unpaid Amount") shall be delayed to and shall be paid on the first business day following the last day of the CPP Compliance Period.  Pending payment, the Unpaid Amount shall be deposited in a Rabbi Trust.  Payment of the Unpaid Amount shall include any investment earnings on the assets of the Rabbi Trust attributable to the Unpaid Amount.

This section 31 shall be operated, administered and construed to comply with section 111(b) of EESA as implemented by guidance or regulation thereunder that has been issued and is in effect as of the closing date of the agreement, if any, by and between the UST and the Company, under which the UST acquires equity or debt securities of the Company under the CPP (such date, if any, the "Closing Date," and such implementation, the "Relevant Implementation").  If after the Closing Date the clawback requirement of section 31(a) shall not be required by the Relevant Implementation of section 111(b) of EESA, such requirement shall have no further effect.  If after the Closing Date the limitation on golden parachute payments under section 31(b)(i) shall not be required by the Relevant Implementation of section 111(b) of EESA, such limitation shall have no further effect and any Unpaid Amount delayed under section 31(b)(ii) shall be paid on the earliest date on which the Company reasonably anticipates that such amount may be paid without violating such limitation.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and Mr. Palagiano has hereto set his hand, all as of the day and year first above written.

 ___________________________________________

VINCENT F. PALAGIANO

ATTEST	DIME COMMUNITY BANCSHARES, INC.

By:                              By:
Assistant Secretary                                                                           for the Board of Directors

[Seal]